Exhibit 10.7

OPTION GRANT NOTICE FOR NON-U.S. PARTICIPANTS

UNDER THE

CATALENT, INC.

2014 OMNIBUS INCENTIVE PLAN

Catalent, Inc. (the “Company”), pursuant to its 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), hereby grants to the Participant set forth below the Option set forth below, at an Exercise Price per share as set forth below. The Option is subject to all of the terms and conditions as set forth herein and in the Option Agreement for Non-U.S. Participants, including any special terms and conditions for the Participant’s country set forth in Appendix A (both attached hereto), and the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein or in the Option Agreement shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]

Date of Grant:	[Insert Date of Grant]

Number of Shares Subject to Option:	[Insert No. of Shares Subject to the Option Granted], subject to adjustment as set forth in the Plan.

Exercise Price per Share:	[Insert Exercise Price per share], subject to adjustment as set forth in the Plan.

Option Period Expiration Date:	[Insert Expiration Date (e.g., Ten years from Date of Grant)]

Type of Option:	Nonqualified Stock Option

Vesting Schedule:	Provided the Participant has not incurred a Termination at the time of each applicable vesting date, the Option shall become vested and exercisable as to 25% of the shares of Common Stock subject to the Option on each of the first, second, third and fourth anniversaries of the Date of Grant.

Notwithstanding the foregoing, in the event of a Change in Control, to the extent the acquiring or successor entity does not assume, continue or substitute for the Option, the Option, to the extent not then vested or previously forfeited or cancelled, shall become fully vested.

*        *        *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT (INCLUDING APPENDIX A) AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF THE OPTION HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT (INCLUDING APPENDIX A) AND THE PLAN. THE PARTICIPANT’S RIGHTS UNDER THIS OPTION GRANT NOTICE AND THE OPTION AGREEMENT WILL LAPSE SIXTY (60) DAYS FROM THE DATE OF GRANT AND THE OPTION WILL BE FORFEITED ON SUCH DATE IF THE PARTICIPANT SHALL NOT HAVE ACCEPTED THIS OPTION GRANT NOTICE AND OPTION AGREEMENT (INCLUDING APPENDIX A) BY SUCH DATE.

This Option Grant Notice may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

CATALENT, INC.	PARTICIPANT[1]

By:
Title:

[1]	To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

OPTION AGREEMENT FOR NON-U.S. PARTICIPANTS

UNDER THE

CATALENT, INC.

2014 OMNIBUS INCENTIVE PLAN

Pursuant to the Option Grant Notice for Non-U.S. Participants (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement for Non-U.S. Participants (the “Option Agreement”), including any special terms and conditions for the Participant’s country set forth in Appendix A attached hereto (collectively, this “Agreement”), and the Catalent, Inc. 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), Catalent, Inc. (the “Company”) and the Participant agree as follows.

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the Grant Notice, as applicable.

(a) Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.

(b) Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants set forth in Section 9 or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant.

(c) Retirement. The term “Retirement” shall mean a Termination by the Participant that occurs on or after the date on which the Participant attains the age of sixty-five (65) and has completed at least ten (10) years of Employment (other than a Termination when grounds existed for a Termination for Cause at the time thereof).

(d) Termination Date. The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason.

(e) Unvested Portion. The term “Unvested Portion” shall mean, at any time, the portion of the Option which is then unvested in accordance with the Grant Notice and the Agreement.

(f) Vested Portion. The term “Vested Portion” shall mean, at any time, the portion of the Option which has become and remains vested in accordance with the Grant Notice and the Agreement.

2. Grant of Option. Subject to the terms and conditions set forth herein, in the Grant Notice and in the Plan, for good and valuable consideration, the Company hereby grants to the Participant the right and option to purchase, all or any part of the aggregate number of shares of Common Stock subject to the Option provided in the Grant Notice, at an Exercise Price per share as provided in the Grant Notice. The Company may make one or more additional grants of Options to the Participant under this Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.

3. Vesting. Subject to the conditions contained herein and the Plan, the Option shall vest as provided in the Grant Notice.

4. Treatment on Termination. If the Participant incurs a Termination, except as set forth in this Section 4, the Unvested Portion of the Option shall be cancelled by the Company without any payment of consideration therefor and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 5.

(a) Death. If the Participant incurs a Termination due to death, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

(b) Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, in each case, the Option shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided in the Grant Notice as if the Participant had continued Employment through each applicable anniversary of the Date of Grant, subject to the Participant’s compliance with the restrictive covenants set forth in Section 9 and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date.

Notwithstanding the above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would cause the continued vesting of the Option after Termination due to retirement being deemed unlawful and/or discriminatory, the unvested portion of the Options shall be treated as set forth in the remaining provisions of this Section 4.

(c) Change in Control. In the event of a Change in Control, to the extent the acquiring or successor entity does assume, continue or substitute for the Option, if the Participant incurs a Termination by the Service Recipient without Cause (other than due to death or Disability) during the period commencing on the date of the consummation of a Change in Control and ending on the date that is eighteen (18) months following the consummation of such Change in Control, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

5. Exercise of Options. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Option Period Expiration Date. Notwithstanding the foregoing, if the Participant incurs a Termination prior to the Option Period Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below.

(a) Death. If the Participant incurs a Termination due to death, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date.

(b) Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, in each case, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date and for any portion of the Option that becomes vested after the Termination Date pursuant to Section 4(b) above, the earlier of (I) the first anniversary of the date on which such portion of the Option vests and (II) the Option Period Expiration Date.

Notwithstanding the above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would cause the extended post-Termination period of the Option after termination due to retirement being deemed unlawful and/or discriminatory, the Participant may exercise the Vested Portion of the Option as set forth in the remaining provisions of this Section 5.

(c) Termination for Cause. If the Participant incurs a Termination by the Service Recipient for Cause, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable.

(d) Other Terminations. If the Participant incurs a Termination for any other reason not covered by clauses (a) through (c) above, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the 90th day following the Termination Date and (B) the Option Period Expiration Date.

6. Method of Exercising Option. All or any portion of the Vested Portion of the Option may be exercised by the delivery of notice of the number of shares subject to the Option that are being exercised accompanied by payment in full of the Exercise Price applicable to the portion of the Option so exercised. Such notice shall be delivered either (x) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company’s General Counsel; or (y) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (x) or (y), as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Committee prior to the use of the methods described in Section 7(d)(ii)(A) or (C) of the Plan.

7. Issuance of Shares. If the Participant elects to exercise all or any portion of the Option, then, as promptly as practical after receipt of such notification and full payment of the Exercise Price and any Tax-Related Items (as provided in Section 12 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares with respect to which the Option has been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares to be credited to the Participant’s account at the third-party plan administrator.

8. Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, all or any portion of the Option and any shares of Common Stock acquired in respect thereof over (b) the aggregate Cost (if any) of such shares. For purposes of this Agreement, “Cost” means, in respect of any share, the amount paid by the Participant for the share (excluding, for the avoidance of doubt, any Tax-Related Items), as proportionately adjusted for corporate transactions and other recapitalizations and less the amount of any dividends or distributions made with respect to the share; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Option and all proceeds of the Option shall be subject to the Company’s Clawback Policy, as in effect from time to time, to the extent the Participant is a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act.

9. Restrictive Covenants.

(a) To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non-interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the following provisions of this Section 9 shall not apply.

(b) Competitive Activity.

(i) The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:

(I) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries, the business of any client or prospective client:

(1)	with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year period preceding the Termination Date;

(2)	with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year immediately preceding the Termination Date; or

(3)	for whom the Participant had direct or indirect responsibility during the one year immediately preceding the Termination Date.

(II) During the Restricted Period, the Participant will not directly or indirectly:

(1)	engage in any business that competes with the business of the Company or any of its Subsidiaries, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamin/mineral supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries (including, without limitation, any other business which the Company or any of its Subsidiaries have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries conduct business (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(3)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries and customers, clients, suppliers, or investors of the Company or any of its Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any entity engaged in the business of the Company or any of its Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(III) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; or

(2)	hire any such employee who was employed by the Company or any of its Subsidiaries as of the Termination Date or who left the employment of the Company or any of its Subsidiaries coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries for at least six (6) months.

(IV) During the Restricted Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries any consultant then under contract with the Company or any of its Subsidiaries.

(ii) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 9(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) Confidentiality.

(i) The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company and its Affiliates and Subsidiaries (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Affiliates or Subsidiaries and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (y) made legitimately available to the Participant by a third party without breach of any known confidentiality obligation; or (z) required by law to be disclosed or in any judicial or administrative process; provided that the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company, its Affiliates or Subsidiaries); provided, that the Participant may disclose to any prospective future employer the provisions of Section 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Affiliates or Subsidiaries; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.

(d) Equitable Relief.

Notwithstanding the remedies set forth in Section 9 above and notwithstanding any other remedy which would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.

10. Non-Transferability. The Option is not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution in accordance with Section 14 of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided herein, no assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option shall terminate and become of no further effect.

11. Rights as Stockholder. The Participant or a Permitted Transferee of the Option shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such shares of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

12. Taxes.

(a) Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting, or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in Section 14(d) of the Plan or by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the exercised Options, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

13. Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

14. No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Option evidenced hereby shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

15. Nature of Grant. In accepting the grant of the Option, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;

(d) the Option grant and the Participant’s participation in the Plan shall not be interpreted as forming an employment or service contract with the Company or any Affiliate or Subsidiary;

(e) the Participant is voluntarily participating in the Plan;

(f) the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;

(g) the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(i) if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(j) if the Participant exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the Exercise Price;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company any of its Affiliates or Subsidiaries, waives the Participant’s ability, if any, to bring any such claim, and releases the Company, its Affiliates and Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Company; and

(m) neither the Company nor any Affiliate or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

16. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

17. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Service Recipient may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

18. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

19. Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant hereunder shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

20. Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey, agree that such litigation shall be conducted in the courts of Somerset County, or the federal courts for the United States for the District of New Jersey, where this grant is made and/or to be performed.

21. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

22. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24. Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Option and on any shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in Appendix A to this Option Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Option Agreement.

26. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

27. Entire Agreement. This Agreement, the Grant Notice and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. This Agreement, the Grant Notice and the Plan supersede any prior agreements, commitments or negotiations concerning the Option.

APPENDIX A

OPTION AGREEMENT FOR NON-U.S. PARTICIPANTS

UNDER THE

CATALENT, INC.

2014 OMNIBUS INCENTIVE PLAN

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix A that are not defined herein have the meanings defined in the Plan or the Option Agreement for Non-U.S. Participants (the “Option Agreement”). This Appendix A constitutes part of the Option Agreement.

Terms and Conditions

This Appendix A includes additional or different terms and conditions that govern the Option if the Participant works or resides in one of the countries listed below. The Participant understands that if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers Employment and/or residency after the Date of Grant or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

Notifications

This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2014. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant exercises the Option or sells the shares of Common Stock.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers Employment and/or residency after the Date of Grant or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant.

ARGENTINA

Notifications

Securities Law Information. Neither the Option nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. Under current exchange control laws in Argentina, the Participant is not permitted to purchase and remit foreign currency out of Argentina for the purpose of acquiring foreign securities (including shares of Common Stock).

The Participant understands and acknowledges that the Company has no liability if the Participant is unable to exercise the Option due to exchange control restrictions and that the Company reserves the right not to honor the exercise and/or to impose further terms and conditions on the exercise of the Option and the issuance of shares of Common Stock pursuant to the Option if it determines that any regulatory requirements have not been met. In particular, but without limitation to the foregoing, the Company reserves the right to (i) require that the Participant make payment of the aggregate Exercise Price by a method that does not involve that the Participant advance any funds (e.g., by a “cashless exercise” arrangement), and/or (ii) cancel the option in exchange for such cash consideration that the Committee, in its sole discretion, may consider appropriate.

If the Participant transfers proceeds from the sale of shares of Common Stock or the receipt of any dividends paid on such shares into Argentina within 10 days of sale/receipt (i.e., if the proceeds have not been held in a U.S. bank or brokerage account for at least 10 days prior to transfer), the Participant must deposit 30% of the proceeds into a non-interest bearing account in Argentina for 365 days. If the Participant has satisfied the 10 day holding obligation, the Argentine bank handling the transaction may still request certain documentation in connection with the Participant’s request to transfer proceeds into Argentina, including evidence of the sale and proof of the source of funds used to purchase the shares of Common Stock. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it will require that 30% of the transfer amount be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the exercise of the Option, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends.

Please note that exchange control regulations in Argentina are subject to frequent change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. The Participant must report any shares of Common Stock acquired under the Plan and held by the Participant on December 31st of each year on the Participant’s annual tax return for that year. The Participant is strongly advised to consult the Participant’s personal tax advisor to ensure compliance with this tax reporting obligation.

AUSTRALIA

Terms and Conditions

Restriction on Exercise. Notwithstanding anything to the contrary in the Plan or the Agreement, if the Option vests when the Fair Market Value per share of Common Stock is equal to or less than the Exercise Price for the Option, the Participant shall not be permitted to exercise the vested Option. The vested Option may be exercised only starting on the business day following the first day on which the Fair Market Value per share of Common Stock exceeds the Exercise Price for the Option. For the avoidance of doubt, this provision applies equally to any unvested Options the Participant holds upon transfer to Australia after the Date of Grant, unless otherwise determined by the Committee in its sole discretion.

Notwithstanding Section 5(d) of the Agreement, if the Participant incurs a Termination for any reason other than death, Disability or Retirement at a time when the Option is vested but not exercisable due to the provision in the proceeding paragraph, the Option shall immediately terminate in full upon the Termination Date.

Expiration Date. The Option shall expire on the earlier of the Option Period Expiration Date set forth in the Grant Notice and the date immediately preceding the seventh (7th) anniversary of the Date of Grant.

Data Privacy. The following provisions supplement Section 16 of the Option Agreement:

The Company can be contacted at 14 Schoolhouse Rd, Somerset, NJ 08873 The Service Recipient can be contacted at [insert address of Australian subsidiary].

The Participant’s personal information will be held in accordance with the Service Recipient’s privacy policy, a copy of which can be obtained by contacting the Service Recipient at the address indicated above. The Service Recipient’s privacy policy contains, among other things, details of how the Participant can access and seek correction of personal information held in connection with this Option, how the Participant can complain about a breach of the Australian Privacy Principles and how the Service Recipient will deal with such a complaint.

The Participant understands and agrees that Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.

Notifications

Securities Law Information. If the Participant acquires shares of Common Stock pursuant to the Option and offers the shares of Common Stock for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice as to his or her disclosure obligations prior to making any such offer.

Exchange Control Information. The Participant is responsible for reporting cash transactions inbound (e.g., the remittance of cash proceeds received upon sale of shares of Common Stock) exceeding A$10,000 and for inbound international fund transfers of any value, which do not involve an Australian bank.

BELGIUM

Terms and Conditions

Acceptance of Option. This option must be accepted more than 60 days after the offer.

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report any security or bank account (including a brokerage account) opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Option, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the Option, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.

Notifications

Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares of Common Stock acquired under the Plan.

CHINA

Terms and Conditions

The following terms and conditions will be applicable to the Participant to the extent that the Company, in its discretion, determines that the Participant’s participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).

Vesting/Exercise of Options. The following provision supplements the Option Grant Notice and Section 5 of the Option Agreement:

(a)	Notwithstanding the Vesting Schedule set forth in the Grant Notice, the Option shall not vest unless and until all necessary exchange control or other approvals with respect to the Option under the Plan have been obtained from SAFE or its local counterpart (“SAFE Approval”).

(b)	Notwithstanding Section 4(b) of the Option Agreement, upon termination due to Disability or Retirement, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

(c)	The Participant will be restricted to the “cashless-sell-all” method of exercise or same-day sale, whereby all shares of Common Stock subject to the exercised portion of the Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the exercise of the Option and sale of the shares of Common Stock (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes such broker to complete the sale of such shares of Common Stock.

(d)	Notwithstanding Sections 5(a) and (b), upon Termination due to death, Disability or Retirement, the Participant must exercise the Option on the earlier of (A) the Option Period Expiration Date and (B) the six (6) month anniversary of the Termination Date.

Exchange Control Restrictions. The Participant understands and agrees that he or she will be required to immediately repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan at exercise. The Participant further understands that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or any Affiliate or Subsidiary, and the Participant hereby consents and agrees that the proceeds may be transferred to such account by the Company (or its designated broker) on the Participant’s behalf prior to being delivered to the Participant. The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, (i) the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) the Participant agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the time the proceeds are converted to local currency and distributed to the Participant.

The Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Notifications

Foreign Asset/Account Reporting Information. Effective from January 1, 2014, PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these rules, the Participant may be subject to reporting obligations for the Option and/or the shares of Common Stock acquired under the Plan and any Plan-related transactions. The Participant should consult his or her personal legal advisor regarding the details of this reporting obligation.

FRANCE

Terms and Conditions

Type of Option. The Option is not granted as a “French-qualified” stock option and is not intended to qualify for the special tax and social security treatment applicable to stock options granted under Section L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting the Option, the Participant confirms having read and understood the documents related to the Option (the Plan and the Agreement) which were provided in the English language. The Participant accepts the terms of these documents accordingly.

Consentement Relatif à l’Utilisation de la Langue Anglaise. En acceptant l’Option, le Participant confirme avoir lu et compris les documents relatifs à cette Option (le Plan et le Contrat d’Attribution) qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank). In the case of payments made or received in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was made or received. The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant understands that if the Participant makes or receives a payment in excess of this amount, the Participant is responsible for complying with applicable reporting requirements.

ITALY

Terms and Conditions

Method of Exercise. Notwithstanding anything to the contrary in the Option Agreement, the Participant must exercise this Option using the cashless-sell-all exercise method. To complete a cashless-sell-all exercise, the Participant should notify a licensed securities broker acceptable to the Company to: (i) sell all of the shares upon exercise; (ii) use the proceeds to pay the Option price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. If the Participant does not complete this procedure, the Company may refuse to allow the Participant to exercise this Option. The Company reserves the right to provide the Participant with additional methods of exercise depending on local developments.

Data Privacy. This provision replaces Section 16 of the Option Agreement:

The Participant understands that the Service Recipient, the Company and any other Affiliate and Subsidiary may hold certain personal information about the Participant, including, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of the Option or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”) and will process such data for the exclusive purpose of implementing, managing and administering the Plan.

The Participant also understands that providing the Company with Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that the Participant’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controllers of personal data processing are Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873, and [insert name and address of Italian subsidiary], which is also the Company’s representative in Italy for privacy purposes pursuant to Legislative Decree no 196/2003.

The Participant understands that Personal Data will not be publicized, but it may be accessible by the Service Recipient and its internal and external personnel in charge of processing of such Personal Data and by the Personal Data Processor (the “Processor”), if any. An updated list of Processors and other transferees of Personal Data is available upon request from the Service Recipient. Furthermore, Personal Data may be transferred to Morgan Stanley Smith Barney LLC,, Service Recipient, and any banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that the Company and/or its Affiliates and Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or its Affiliates and Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Smith Barney LLC or another third party with whom the Participant may elect to deposit any shares of Common Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area in such countries as in the United States that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Participant’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of the Participant’s Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, ask for rectification of the Participant’s Personal Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, the Participant is aware that the Participant’s Personal Data will not be used for direct marketing purposes. In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

Plan Document Acknowledgement. By accepting the Option, the Participant acknowledges that (a) the Participant has received the Plan and the Option Agreement; (b) the Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (c) the Participant accepts all provisions of the Plan and the Option Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves, without limitation, the following sections of the Option Agreement: “Treatment on Termination”; “Non-Transferability”; “Repayment of Proceeds; Clawback Policy”; “Restrictive Covenants”; “Tax Withholding”; “No Right to Continued Employment”; “Nature of Grant”; “No Advice Regarding Grant”; “Data Privacy” as replaced by the above provision; “Waiver and Amendments”; “Governing Law; Venue”; “Electronic Delivery and Acceptance”; “Imposition of Other Requirements”; and “Appendix.”

Notifications

Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, the Participant holds foreign financial assets (including cash and/or shares of Common Stock) which may generate income taxable in Italy, the Participant is required to report these assets on his or her annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to the Participant if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock) assessed at the end of the calendar year. The Participant is responsible for complying with any reporting and/or payment obligations that may arise in connection with this tax.

JAPAN

Notifications

Exchange Control Information. If the Participant pays more than ¥30,000,000 in a single transaction for the purchase of shares of Common Stock when he or she exercises the Option, the Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan. If the Participant pays more than ¥100,000,000 in a single transaction for the purchase of shares of Common Stock when he or she exercises the Option, the Participant must file a Securities Acquisition Report, in addition to the Payment Report, with the Ministry of Finance through the Bank of Japan.

Foreign Asset/Account Reporting Information. If the Participant holds assets (e.g., shares of Common Stock acquired under the Plan, proceeds from the sale of shares of Common Stock and, possibly, the Option) outside of Japan with a value exceeding ¥50 million as of December 31 of any calendar year, the Participant is required to report such to the Japanese tax authorities by March 15th of the following year. The Participant should consult with his or her personal tax advisor regarding the details of this reporting obligation.

SINGAPORE

Notifications

Securities Law Information. The Option is granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Option is subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement. Directors, associate directors and shadow directors2 of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act and must notify the Singaporean Subsidiary in writing of an interest (e.g., Option, shares of Common Stock, etc.) in the Company or any related companies within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming a director (if such an interest exists at the time).

[2]	A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

SWITZERLAND

Notifications

Securities Law Information. The offer of the Option is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

UNITED KINGDOM

Terms and Conditions

Tax Withholding. The following provisions supplement Section 12 of the Option Agreement:

If payment or withholding of the income tax due in connection with the Option is not made within ninety (90) days of the end of the tax year in which the taxable event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Service Recipient, effective on the Due Date. The Participant agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company and/or the Service Recipient may recover it at any time thereafter by any of the means referred to in Section 12 of the Option Agreement.

Notwithstanding the foregoing, if the Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant shall not be eligible for a loan to cover the income tax due as described above. Instead, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant acknowledges that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Service Recipient (as applicable) for the value of any employee National Insurance contributions due on this additional benefit. The Participant further acknowledges that the Company or the Service Recipient may recover such amounts from the Participant by any of the means referred to in Section 12 of the Option Agreement.

Joint Election. As a condition of the Participant’s participation in the Plan, the Participant agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Service Recipient in connection with the Option and any event giving rise to Tax-Related Items (the “Service Recipient’s Liability”). Without limitation to the foregoing, the Participant agrees to execute the following joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Service Recipient’s Liability to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Service Recipient. The Participant further agrees that the Company and/or the Service Recipient may collect the Service Recipient’s Liability from him or her by any of the means set forth in Section 12 of the Option Agreement.

If the Participant does not enter into the Joint Election prior to the exercise of the Option or any other event giving rise to Tax-Related Items, he or she will not be entitled to exercise the Option or receive any benefit in connection with the Option unless and until he or she enters into the Joint Election and no shares of Common Stock or other benefit pursuant to the Option will be issued to the Participant under the Plan, without any liability to the Company and/or the Service Recipient.

URUGUAY

There are no country-specific provisions.

ATTACHMENT TO APPENDIX FOR THE UNITED KINGDOM

Important Note on the Joint Election to Transfer

Employer National Insurance Contributions

As a condition of participation in the Catalent, Inc. 2014 Omnibus Incentive Plan (the “Plan”) and the Option that has been granted to you (the “the Participant”) by Catalent, Inc. (the “Company”), the Participant is required to enter into a joint election to transfer to the Participant any liability for employer National Insurance contributions (the “Employer’s Liability”) that may arise in connection with the Option or in connection with any future option that may be granted by the Company to the Participant under the Plan (the “Joint Election”).

If the Participant does not agree to enter into the Joint Election, the Option will be worthless as the Participant will not be able to exercise the Option or receive any benefit in connection with the Option.

By entering into the Joint Election:

1.	the Participant agrees that any Employer’s Liability that may arise in connection with or pursuant to the exercise of the Option (or any option granted to the Participant under the Plan) or the acquisition of shares of the Company’s common stock or other taxable events in connection with the Option (or any other option granted under the Plan) will be transferred to the Participant;

2.	the Participant authorises the Company and/or the Participant’s employer to recover an amount sufficient to cover the Employer’s Liability by any method set forth in the Option Agreement and/or the Joint Election; and

3.	the Participant acknowledges that even if he or she has accepted the Joint Election via the Company’s online procedure, the Company or the Participant’s employer may still require the Participant to sign a paper copy of the Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

By accepting the Option through the Company’s online acceptance procedure (or by signing the Option Agreement), the Participant is agreeing to be bound by the terms of the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Option Agreement

and the Joint Election.

Please print and keep a copy of the Joint Election

for your records.

CATALENT, INC.

2014 OMNIBUS INCENTIVE PLAN

(UK Employees)

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.	Parties

This Election is between:

(A)	You, the individual who has gained access to this Election (the “Employee”), who is employed by one of the U.K. companies listed in the Schedule below (the “Employer”) and who is eligible to receive stock options (“Options”) granted by Catalent, Inc. pursuant to the terms and conditions of the 2014 Omnibus Incentive Plan (the “Plan”), and

(B)	Catalent, Inc. of 14 Schoolhouse Road, Somerset, NJ 08873, United States of America (the “Company”), which may grant Options under the Plan and is entering into this Form of Election on behalf of the Employer.

2.	Purpose of Election

2.1	This Election relates to Options granted by the Company under the Plan on or after [June 1, 2014].

2.2	In this Election the following words and phrases have the following meanings:

“Taxable Event” means, in relation to the Option:

(i)	the acquisition of securities pursuant to the Option (within section 477(3)(a) of ITEPA); and/or

(ii)	the assignment or release of the Option in return for consideration (within section 477(3)(b) of ITEPA); and/or

(iii)	the receipt of a benefit in connection with the Option, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA); and/or

(iv)	post-acquisition charges relating to the Option and/or shares acquired pursuant to the Option (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the Option and/or shares acquired pursuant to the Option (within section 439 of ITEPA).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

2.3	This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Taxable Event in respect of the Option pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5	This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

3.	Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by [clicking the “ACCEPT” box on the [broker] screen] or by [signing the Option Agreement] to accept the grant of the Option he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.	Payment of the Employer’s Liability

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Option; and/or

(iv)	by any other means specified in the Option Agreement.

4.2	The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Option to the Employee until full payment of the Employer’s Liability is received.

4.3	The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.	Duration of Election

5.1	The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	Any reference in this Election to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the relevant Plan and relevant Agreement. This Election will continue in effect in respect of any awards which replace the Option in circumstances where section 483 of ITEPA applies.

This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	the date the Company serves written notice on the Employee terminating its effect;

(iii)	the date HM Revenue and Customs withdraws approval of this Election; or

(iv)	after due payment of the Employer’s Liability in respect of the entirety of the Option to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that by [clicking the “ACCEPT” box on the [broker] screen] or by [signing the Option Agreement] to accept the grant of the Option, the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signed for and on behalf of the Company

[Insert title of Signatory]

SCHEDULE OF EMPLOYER COMPANIES

The Employers to which this Form of Election relates are:

[insert registered name of subsidiary]

Lancaster Way, Wingates Industrial Park,

Registered Number: [insert]

Corporation Tax District: [insert]

Westhoughton, Bolton,

Lancashire UK, BL5 3XX

PAYE Reference: [insert]

[insert registered name of subsidiary]

Frankland Road,

Registered Number: [insert]

Corporation Tax District: [insert]

Blagrove, Swindon,

Wiltshire, UK SN5 8YG

PAYE Reference: [insert]

[insert name and address any other UK subsidiaries]